As filed with the Securities and Exchange Commission on August 29, 1996
                                                    Registration No. 333-
===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                                HFS INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                           22-3059335
 (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                               339 JEFFERSON ROAD
                          PARSIPPANY, NEW JERSEY 07054
                                 (201) 428-9700
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  ------------

                             JAMES E. BUCKMAN, ESQ.
                               339 JEFFERSON ROAD
                          PARSIPPANY, NEW JERSEY 07054
                                 (201) 428-9700
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                                  ------------

                                   COPIES TO:
                            VINCENT J. PISANO, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                               NEW YORK, NY 10022
                                 (212) 735-3000

                                  ------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.

         IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]


                                                  CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                            PROPOSED MAXI-          PROPOSED MAXIMUM               AMOUNT
       TITLE OF SHARES               AMOUNT TO BE           MUM AGGREGATE              AGGREGATE                     OF
      TO BE REGISTERED                REGISTERED          PRICE PER UNIT (1)       OFFERING PRICE (1)         REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------------------
Debt Securities (2) .........
Common Stock, $.01               } $1,000,000,000 (3)           100%              } $1,000,000,000 (3) (4)         } $344,828
par value....................
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i).
(2) Also includes such indeterminate number of shares of Common Stock as may be issued upon conversion or exchange of any of the Debt Securities that provide for conversion or exchange for shares of Common Stock.
(3) Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at original issue discount, and the amount computed pursuant to Rule 457(i) for any Common Stock.
(4) No separate consideration will be received for Common Stock issuable upon conversion or exchange of the Debt Securities.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             SUBJECT TO COMPLETION
                             DATED AUGUST 29, 1996

PROSPECTUS

                                HFS INCORPORATED

                        DEBT SECURITIES AND COMMON STOCK


         HFS Incorporated (the "Company"), directly or through such agents, dealers or underwriters as may be designated from time to time, may offer, issue and sell, together or separately, its (i) debt securities (the "Debt Securities"), which may be senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), and (ii) shares of its common stock, par value $0.01 per share (the "Common Stock", together with the Debt Securities, the "Securities"), with an aggregate public offering price of up to $1,000,000,000 (or its equivalent in foreign currencies or foreign currency units based on the applicable exchange rate at the time of offering) in amounts, at prices and on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock. When a particular series of Securities is offered, a supplement to this Prospectus (each a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

         The Company's Common Stock is listed on the New York Stock Exchange under the symbol "HFS". On August 28, 1996, the last reported sale price of the Common Stock on the New York Stock Exchange was $61 3/8 per share. The Company has not yet determined whether any of the Debt Securities offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Debt Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

         FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" ON PAGE 5.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


         The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. See "Plan of Distribution." If any agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts will be set forth in the applicable Prospectus Supplement.

         This Prospectus may not be used to consummate any sale of Securities unless accompanied by a Prospectus Supplement.


                 The date of this Prospectus is August __, 1996.

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT INVOLVED IN THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http.//www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed a registration statement (the "Registration Statement") on Form S-3 with respect to the Securities offered hereby with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to herein are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by reference to such agreement, instrument or document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's (i) Annual Report on Form 10-K for the year ended December 31, 1995; (ii) description of the Company's Capital Stock which is contained in its Registration Statement on Form 8-A dated September 16, 1992, including the amendment on Form 8-A/A dated September 1, 1995, including any amendment or report filed for the purpose of updating such description; (iii) Quarterly Report on Form 10-Q for the quarter ending March 31, 1996; (iv) Quarterly Report on Form 10-Q for the quarter ending June 30, 1996 as amended by the Quarterly Report on Form 10-Q/A filed on August 19, 1996; (v) Current Reports on Form 8-K dated February 16, 1996, March 8, 1996 and April 5, 1996, May 8, 1996, May 21, 1996 and August 29, 1996; and (vi) Current Report on Form 8-K/A, dated August 18, 1995, all of which have previously been filed by the Company with the Commission, are incorporated herein by reference.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to James E. Buckman, Esq., Executive Vice President and General Counsel, 339 Jefferson Road, Parsippany, New Jersey 07054, (201) 428-9700.

         IN CONNECTION WITH ANY UNDERWRITTEN OFFERING OF THE SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

GENERAL

            HFS Incorporated ("HFS" or the "Company"), formerly named Hospitality Franchise Systems, Inc., is the world's largest franchisor of hotels and residential real estate brokerage offices. The Company operates nine national hotel franchise systems: Days Inn(R), Ramada(R) (in the United States), Howard Johnson's(R), Super 8(R), Travelodge(R) (in North America), Park Inn International(R) (in the United States and Canada), Villager(sm) Lodge, Knights Inn(R) and Wingate Inn(sm). In aggregate, these franchise systems consist of approximately 5,300 properties and 490,000 hotel rooms worldwide. The Company operates the CENTURY 21(R), Coldwell Banker(R) and Electronic Realty Associates or ERA(R) (collectively "ERA") real estate brokerage franchise systems which it acquired on August 1, 1995, May 30, 1996 and February 12, 1996, respectively. Century 21, Coldwell Banker and ERA are the world's largest, second largest and fourth largest franchisors, respectively, of residential real estate brokerage offices, with an aggregate of more than 11,200 independently owned and operated franchised offices located worldwide.

         As a franchisor of hotels and residential real estate brokerage offices, the Company licenses the owners and operators of independent businesses, principally hotels and real estate brokerage offices, to use the Company's brand names. The Company does not own or operate hotels or real estate brokerage offices. Instead, the Company provides its customers with services designed to increase their revenue and profitability. These services allow customers to retain independence and local control while benefiting from the economies of scale of widely promoted brand names and standards of service, national and regional direct marketing and co-marketing arrangements and global procurement. The most important of these services for hotel owners are access to a national reservation system, national advertising and promotional campaigns, co-marketing programs and volume purchasing discounts. The most significant services to real estate brokerages are national advertising and promotion, referrals and training. The Company believes significant opportunities exist to expand the co-marketing and volume purchasing benefits that it currently provides to its hotel franchisees and to its real estate brokerage franchisees.

         The Company also operates the Coldwell Banker corporate employee relocation business, which the Company estimates is the second largest provider of corporate relocation services in the United States based on the number of transferred employees assisted. The Coldwell Banker corporate employee relocation business offers its relocation clients a variety of services in connection with the transfer of its clients' employees. These services include the selling of a transferee's home, appraisals, inspections, assistance in finding a new home, property marketing advice, rental assistance, equity advances, purchasing a transferee's home at the appraised value when no higher bid is obtained, educational and school placement counseling, career counseling, spouse/partner employment assistance and group move services.

         The Company continually explores and conducts discussions with regard to acquisitions and other strategic corporate transactions in its industries and in other franchise or franchisable businesses. Historically, the Company has been involved in numerous transactions of various magnitudes for consideration which included cash or securities (including Common Stock) or combinations thereof. The Company is continuing to evaluate and to pursue appropriate acquisition and combination opportunities as they arise in the expansion of its operations. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. In the past, acquisitions by the Company have involved both relatively small acquisitions and acquisitions which have been significant, including the pending acquisition of Avis, Inc. ("Avis") pursuant to the Merger Agreement (as defined) and the Stock Purchase Agreement (as defined) for approximately $800 million. See "The Avis Acquisition."

         As part of its regular on-going evaluation of acquisition opportunities, the Company is currently engaged in a number of separate and unrelated preliminary discussions concerning possible acquisitions. The
Company is in the early stages of such discussions and has not entered into any agreement in principle with respect to any of these possible acquisitions. The purchase price for the possible acquisitions may be paid in cash, through the issuance of Common Stock (which would increase the number of shares of Common Stock outstanding) or other securities of the Company, borrowings, or a combination thereof. Prior to consummating any such possible acquisitions, the Company, among other things, will have to initiate and satisfactorily complete its due diligence investigation; negotiate the financial and other terms (including price) and conditions of such acquisitions; obtain appropriate Board of Directors', regulatory and other necessary consents and approvals; and secure financing. The Company cannot predict whether any such acquisitions will be consummated or, if consummated, will result in a financial or other benefit to the Company.

         The Company's principal executive offices are located at 339 Jefferson Road, Parsippany, New Jersey 07054 (telephone number: (201) 428-9700).


THE AVIS ACQUISTION

        The Avis Acquistion On August 23, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among HFS, Avis Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of HFS, U.S. Trust Company of California, N.A., as Trustee of the Trust forming a part of The Avis, Inc. Employee Stock Ownership Plan and Avis and, on August 28, 1996, the Company entered into the Stock Purchase Agreement (the "Stock Purchase Agreement") by and between HFS and General Motors Corporation. Pursuant to the Merger Agreement and the Stock Purchase Agreement, the Company has agreed to pay approximately $800 million for all of the outstanding capital stock of Avis, including payments under certain employee stock plans of Avis and the redemption of certain series of preferred stock of Avis (the "Preferred Stock"). While completion of this transaction is not assured, the Company expects that the transaction will be completed on or about October 1, 1996.

         Avis, together with its subsidiaries, licensees and affiliates, operates the Avis System, which the Company believes to be the second largest car rental system in the world. The Avis System consists of approximately 4,139 worldwide locations, including locations at most major airports as well as downtown locations in major cities in the United States and in approximately 149 countries and territories. Approximately 84% of the Avis System rental revenues in the United States are received from locations operated by Avis directly or under agency arrangements, with the remainder being received from locations operated by independent licensees. Avis's international business is conducted by a network of several, wholly owned subsidiaries and joint ventures along with a number of licensees and sublicensees. The Avis System in Europe, Africa and the Middle East is operated by Avis Europe Limited, a United Kingdom based company ("Avis Europe") which is approximately 9% owned by Avis. The Avis System in Canada, Latin America, the Caribbean and Asia Pacific, comprising some 65 countries or territories, is operated by Avis subsidiaries, joint ventures and licensees. See "The Avis Acquisition."

         Following the acquisition of Avis, the Company currently intends to dispose of a majority interest in the corporation which owns all company owned Avis car rental locations (the "Operating Company") through an initial public offering of the common stock of the Operating Company during 1997. It is expected that the Operating Company would operate under a license from Avis pursuant to which the Operating Company would pay Avis a royalty based upon the revenue of the Operating Company. The Company expects that the acquisition of Avis will also provide further opportunities to expand the Company's preferred vendor program.


                                  RISK FACTORS


         Prior to making an investment decision with respect to the Securities offered hereby, prospective investors should carefully consider the specific factors set forth below, together with all of the other information appearing herein, in light of their particular investment objectives and financial circumstances.

RISKS RELATED TO HFS'S OPERATIONS

HOLDING COMPANY STRUCTURE

         The Company has no significant operations other than those incidental to its ownership of the capital stock of its subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet the Company's debt service and other obligations. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Debt Securities. See "Description of the Debt Securities."

COMPETITION FOR NEW FRANCHISE PROPERTIES AND GENERAL RISKS OF THE LODGING AND RESIDENTIAL REAL ESTATE BROKERAGE INDUSTRIES

         As a franchisor, the Company's products are its brand names and the support services it provides to its franchisees. Competition among national brand franchisors in the lodging and residential real estate brokerage industries to grow their franchise systems is intense. In addition, smaller chains pose some degree of competitive pressure in selected markets. The Company believes that competition for the sale of franchises in such industries is based principally upon the perceived value and quality of the brand and services as well as the nature of those services offered to franchisees. The Company believes that prospective franchisees value a franchise based upon their view of the relationship of conversion costs and future charges to the potential for increased revenue and profitability.

         The Company's revenue varies directly with franchisees' gross revenue, but is not directly dependent upon franchisees' profitability. However, the Company believes that the perceived value of its brand names to prospective franchisees is in part a function of the success of its existing franchisees. The ability of the Company's franchisees to compete in the lodging and residential real estate brokerage industries is important to the Company's prospects because franchise fees are based on franchisees' gross revenue. The Company's franchisees are generally in intense competition with franchisees of other systems, independent properties and realtors, and owner-operated chains. Competition in the lodging business for hotel guests and in the residential real estate brokerage business for house sales is based upon many factors, each of which may be more or less important in a given market and location. A franchisee's success may also be affected by general, regional and local economic conditions.

REGULATION

         The sale of franchises is regulated by various state laws as well as by the Federal Trade Commission (the "FTC"). The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" or "business opportunity laws" that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While the Company's franchising operations are not materially adversely affected by such existing regulations, the Company cannot predict the effect any future legislation or regulation may have on its business operations or financial condition. The Company's casino marketing business is also subject to extensive government regulation and licensing requirements. The Federal Real Estate Settlement Procedures Act and state real estate brokerage laws restrict payments which real estate brokers may receive in connection with the sale of residences. Such laws may to some extent restrict preferred vendor arrangements involving the Company's real estate brokerage franchisees.

DEPENDENCE ON RAMADA LICENSE AGREEMENT

         The Company franchises the Ramada brand names to lodging facility owners in the United States pursuant to a license agreement from an indirect subsidiary of New World Development Co., Ltd., a Hong Kong company ("New World"). The license terminates in 2024, but the Company has the right to renew the license for up to an additional 45 years. In addition, the license may be terminated by New World for the failure on the part of the Company to satisfy certain conditions. Termination of this license would result in the loss of the income stream from franchising the Ramada brand names and, if such termination occurred prior to its scheduled termination date, would result in the payment by the Company of liquidated damages equal to three years of license fees. The license termination provisions are such that the Company does not believe that it will have any difficulty complying with all of the material terms of the license agreement; however, termination of such license, if it occurred, would have a material adverse effect on the Company's business and financial condition and would constitute an event of default under the Company's Credit Agreement, dated as of December 16, 1993, among the Company, Chemical Bank, as agent, and the banks signatories thereto (the "Credit Agreement").

CERTAIN ANTI-TAKEOVER EFFECTS; DIVESTITURE AND LOSS OF VOTING RIGHTS

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation may have the effect of requiring a stockholder of the Company to divest its shares of Common Stock or Debt Securities or forfeit its voting rights in certain circumstances where such stockholder's ownership of Common Stock or Debt Securities would adversely affect the Company's ability to secure requisite gaming related approvals or comply with certain governmental requirements (the "Gaming Provisions"). The Gaming Provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest.

         In addition, the Company's Board of Directors has the ability to establish by resolution one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rate, liquidation and other rights, preferences and limitations as may be fixed by the Company's Board of Directors, without any further stockholder approval. The issuance of a new series of preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. See "Description of the Debt Securities -- Disqualified Holders."

ABSENCE OF PUBLIC MARKET

         There is currently no established market for the Debt Securities. It is uncertain whether the Company will seek to list the Debt Securities on any recognized stock exchange or on the Nasdaq National Market. If the Company applies to list the Debt Securities on any stock exchange or on the Nasdaq National Market there can be no assurance that such a listing will occur, that an active trading market for the Debt Securities will develop subsequent to such listing, or as to the price at which the Debt Securities may trade in the public market from time to time subsequent to such listing. The absence of an active trading market for the Debt Securities may adversely affect the liquidity of the Debt Securities. Such a decline may adversely affect the liquidity of, and trading markets, if available, for the Debt Securities, independent of the financial performance of the Company. The Company's 5 7/8% Senior Notes due 1998, 4 1/2% Convertible Senior Notes due 1999 and 4 3/4% Convertible Senior Notes due 2003 are listed on the New York Stock Exchange.

ENTRY INTO CAR RENTAL INDUSTRY

         By acquiring Avis, the Company is entering the car rental industry in which it has not previously participated. While the Company believes that its experience as a franchisor and service provider in the hotel and residential real estate brokerage industries will enable it to succeed in the car rental industry, there can be no assurance that the Company will be able to compete successfully as a car rental business operator and franchisor.


RISKS RELATED TO AVIS'S OPERATIONS

LEVERAGE; AVAILABILITY OF FINANCING; REQUIREMENTS FOR CAPITAL

         Avis maintains a substantial amount of secured indebtedness to finance its fleet purchases. At June 30, 1996, Avis and its subsidiaries had approximately $2.467 billion of indebtedness outstanding, approximately $2.139 billion of which represented secured indebtedness for the purchase of vehicles. Of the remaining indebtedness, approximately $170.5 million represents debt of Avis's foreign subsidiaries and is unsecured. At June 30, 1996, Avis had subordinated indebtedness of approximately $249.9 million, of which approximately $97.4 million is secured but subordinated to the fleet debt and approximately $152.5 million is unsecured and structurally subordinated to the fleet debt. At June 30, 1996, Avis had approximately $734 million of additional availability under these vehicle financing facilities to finance the purchase of additional fleet vehicles.

         The level of Avis's indebtedness could have important consequences to Avis's operation, including: (i) the potential limitation of Avis's ability to obtain additional financing for certain purposes; (ii) the commitment of a substantial portion of

Avis's cash flow from operations for debt service; and (iii) the limitation of Avis's ability to react to changes in the car rental industry and general economic conditions.

         Avis depends upon third-party financing to purchase its fleet vehicles. Continued availability of such financing upon favorable terms is critical to Avis's operations. Since a substantial portion of such indebtedness is incurred in connection with major vehicle manufacturers' repurchase programs ("Repurchase Programs"), a significant change in the financial condition of the vehicle manufacturers, particularly GM, would significantly affect Avis's ability to obtain such financing on favorable terms. In addition, under the terms of certain of Avis's credit facilities, including the Prime Vehicles Trust, if the senior indebtedness of a repurchase party (such as GM) fails to maintain certain rating standards, or upon the bankruptcy of a repurchase party or upon the occurrence of certain other events, certain adverse consequences may result. These adverse consequences include a prohibition on borrowing additional amounts under such facilities for the purchase of vehicles from such repurchase party, a requirement to repay a lender, and a requirement to increase the overall level of subordinated debt as additional asset support for such facilities. The inability of Avis to obtain vehicle financing on favorable terms would have a material adverse effect on Avis's financial condition and results of operations. See "The Avis Acquisition - Rental Vehicle Purchases."

POTENTIAL CHANGES IN MANUFACTURERS' REPURCHASE PROGRAMS

         At August 1, 1996, approximately 94% of the vehicles in Avis's rental car fleet were subject to the terms of manufacturers' Repurchase Programs ("Program Vehicles"). Repurchase Programs are methods of purchasing vehicles whereby a buyer, such as Avis, purchases vehicles from the manufacturer at a specified and stipulated price and, under the program, the manufacturer agrees to buy the same vehicles back from the purchaser at a future date at a price based on a pre-determined formula. The formula typically consists of the capitalized cost less a depreciation factor minus damage and excess mileage. The availability of Program Vehicles limits Avis's risk of a decline in residual value at the time of disposition of the vehicles and enables Avis to fix its depreciation expense in advance. Vehicle depreciation is the largest cost factor in Avis's car rental operations. Avis could be adversely affected if automobile manufacturers reduce the availability of Repurchase Programs or related incentives. See "The Avis Acquisition - Rental Vehicle Disposition."

         Avis could be at a competitive disadvantage if U.S. automobile manufacturers selectively restrict eligibility to participate in their Repurchase Programs. Over the past decade, U.S. automobile manufacturers have acquired direct or indirect equity stakes in most of the major car rental systems. At August 1, 1996, GM had an equity interest in Avis which will be sold to the Company pursuant to the Stock Purchase Agreement; Ford Motor Company ("Ford") owned The Hertz Corporation ("Hertz") and had an equity interest in Budget Rent a Car Corporation ("Budget") and announced its intention to purchase the remaining outstanding equity of Budget; and Chrysler Corporation ("Chrysler") had equity interests in Dollar Rent a Car Systems, Inc. ("Dollar") and Thrifty Rent-A-Car Systems, Inc. ("Thrifty"), although Chrysler has been reducing its rental car investments. For the 1996 model year, Avis purchased a significant number of its vehicles pursuant to Repurchase Programs sponsored by GM. Any effort by GM to restrict eligibility to participate in Repurchase Programs to car rental systems could adversely affect Avis's ability to compete with those of its competitors that have continued access to such programs.

COMPETITION

         The car rental industry is characterized by intense competition, particularly with respect to price and service. In any geographic market, Avis may encounter competition from national, regional and local car rental companies. Avis's largest competitors for car rentals include Alamo Rent-A-Car, Inc. ("Alamo"), Budget, Dollar, Enterprise Rent a Car ("Enterprise"), Hertz, National Car Rental System, Inc. ("National") and Thrifty.

         There have been occasions during the history of the car rental industry in which the major car rental companies have been adversely affected by industry-wide price pressures, and Avis has, on such occasions, priced its product in response to such pressures. Moreover, at times when the car rental industry has experienced vehicle oversupply, there has been intensified competitive pressure. This oversupply has had a negative impact on the industry's ability to raise rental rates. Avis has taken steps to address its fixed cost structure to improve its overall competitive position; however, future oversupply or other factors affecting competition could still adversely affect Avis's financial condition and results of operations.

SEASONALITY

         Based on the Avis fiscal year which begins on March 1 and ends on February 28, Avis's second quarter, which covers the peak summer travel months, has historically been the strongest quarter of the year. Avis's second quarter accounted for over 26% and 71% of Avis's combined total revenue and pre-tax profit, respectively, in fiscal years 1995 and 1996. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on Avis's annual performance. Avis's fourth quarter is generally its weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of Avis's operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.


REGULATION OF LOSS DAMAGE WAIVERS

         A traditional revenue source for the car rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage to a rented vehicle incurred during the rental period. Approximately 3% of Avis's rental revenue during fiscal 1996 was generated by the sale of loss damage waivers. The U.S. House of Representatives has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by car rental companies. House Bill H.R. 175, introduced in January 1995, seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and to prohibit the sale of loss damage waivers. To date, no action has been taken on this bill. In addition, approximately 40 states have considered legislation affecting the sale of loss damage waivers. To date, 24 states have enacted legislation regulating the sale of loss damage waivers, most of which require disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in the late 1980's, New York and Illinois enacted legislation which eliminated Avis's right to offer loss damage waivers for sale and limited potential customer liability to $100 and $200, respectively. In 1996, the New York Legislature approved legislation to increase this amount to $300. The bill is awaiting the Governor's action. Moreover, California, Nevada and Indiana have capped rates that may be charged for collision damage waivers to $9.00, $10.00 and $5.00 per day, respectively. Texas requires that the rate charged for loss damage waivers be reasonably related to the direct cost of repairs. Adoption of national or additional state legislation eliminating or limiting the sale of loss damage waivers could result in the loss or reduction of this revenue source and additional limitations on potential customers liability could increase Avis's costs.

ENVIRONMENTAL RISKS INHERENT IN ON-SITE PETROLEUM STORAGE

         232 of Avis's domestic and international facilities contain underground or aboveground tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils. At 211 of Avis's operating locations, one or more of these tanks are located underground. Avis maintains an environmental compliance program that includes the replacement of steel tanks and the implementation of required technical and operational procedures designed to minimize the potential for leaks and spills, maintenance of records and the regular testing of tank systems for tightness. However, there can be no assurance that these tank systems will at all times remain free from leaks or that the use of these tanks will not result in spills. Any leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to Avis's operations and expenditures that could have a material adverse effect on Avis's results of operations and financial condition. Avis carries environmental impairment liability coverage with limits of $4 million per site and $4 million in the aggregate and a deductible generally of $250,000. This policy covers against liability to third parties and clean-up costs, but not business interruption in Avis's own operations. See "The Avis Acquisition - Regulatory and Environmental Matters."

RISK OF NON-RENEWAL OF AIRPORT CONCESSIONS

         Avis conducts rental operations at 229 airports domestically and internationally, with each of these operations conducted pursuant to a concession agreement granted by the local airport authority. In general, these concession agreements are subject to competitive bidding at the time of renewal. The terms of Avis's airport concession agreements are varied and


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



include month-to-month terms at certain locations and fixed terms of various durations at other locations. Avis is at risk of losing its ability to operate at an airport if it is not a successful bidder at the time its concession agreement is subject to renewal. The loss of one or more airport operations may have an adverse effect on Avis.

DEPENDENCE ON AIR TRAVEL INDUSTRY AND FUEL SUPPLY

         A significant amount of Avis's North American revenue is generated at its on-airport or near-airport facilities. A decrease in air travel or any event that disrupts air travel patterns at such facilities for a continued period of time could have a material adverse effect on Avis's financial condition and results of operations. Such events could include labor unrest, airline bankruptcies or consolidations, substantially higher air fares, a downturn in the economy, the outbreak of war, high-profile crimes against tourists, terrorist incidents and natural occurrences, such as earthquakes, floods and hurricanes.

         Avis's operations, as well as those of its competitors, could be affected by any limitations in fuel supplies or by any imposition of mandatory allocations or rationing regulations or significant increases in fuel prices. In the event of a severe disruption of fuel supplies or significant increases in fuel prices, the operations of Avis and other car rental companies would be adversely affected.

DEPENDENCE ON PRINCIPAL SUPPLIER

         Since approximately 1978, GM has been Avis's principal supplier of vehicles. The number of vehicles purchased from GM varies from year to year. In model year 1995, Avis made approximately 82% of its vehicle purchases in North America from GM. In model year 1996, Avis made approximately 81% of its vehicle fleet purchases in North America from GM. Under the terms of the GM Repurchase Program, Avis must purchase at least 100,000 vehicles and maintain a minimum of 51% GM share penetration of its domestic vehicles during model years 1996 through 2000. Given the volume of vehicles purchased from GM by Avis, shifting significant portions of the fleet purchases to other manufacturers would require lead time. As a result, if GM were unable to supply Avis with the planned number and types of vehicles, it could have a material adverse effect on Avis's financial condition and results of operations.



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




                                USE OF PROCEEDS

         Unless otherwise set forth in the Prospectus Supplement, the net proceeds from the offering of the Securities will be used for general corporate purposes, which may include acquisitions, repayment of other debt, working capital and capital expenditures. When a particular series of Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending application for specific purposes, the net proceeds may be invested in short-term marketable securities.


                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the unaudited consolidated ratio of earnings to fixed charges of the Company for the periods indicated.

                                HISTORICAL            PRO FORMA (2)   PRO FORMA (2)                  HISTORICAL
                       ----------------------------   -------------   -------------                  ----------

                                                                                       YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------------------------------
                        Six Months      Six Months     Six Months
                           Ended          Ended           Ended
                       June 30, 1996  June 30, 1995   June 30, 1996     1995       1995       1994      1993     1992       1991
                       -------------  -------------   -------------     ----       ----       ----      ----     ----       ----
Ratio of Earnings to
fixed Charges (1)          7.55            5.94           5.62          5.36       6.73       5.48      3.77     2.10        *

Excess (deficiency) of
earnings to fixed
charges
(amounts in thousands)   $102,888        $54,744        $158,526      $317,052   $134,823   $90,397   $60,228   $28,703   $(4,909)

- --------------------------------------------------
*  Earnings were inadequate to cover fixed charges.

         (1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and extraordinary items plus fixed charges, less capitalized interest by fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

         (2) The pro forma Consolidated Ratio of Earnings to Fixed Charges for the year ended December 31, 1995 is presented as if each of the following occurred as of January 1, 1995: the acquisition of Avis, Coldwell Banker, Century 21, ERA, the six non-owned Century 21 regions, Travelodge and Casino & Credit Services, Inc.'s gambling patron credit information business, Central Credit, Inc.


                              THE AVIS ACQUISITION

GENERAL

         On August 23, 1996, the Company entered into the Merger Agreement and, on August 28, 1996, the Company entered into the Stock Purchase Agreement. Pursuant to the Merger Agreement and the Stock Purchase Agreement, the Company has agreed to pay approximately $800 million for all of the outstanding capital stock of Avis, including payments under certain employee stock plans of Avis and the redemption of certain series of Preferred Stock of Avis. While completion of this transaction is not assured, the Company expects that the transaction will be completed on or about October 1, 1996.

         Avis, together with its subsidiaries, licensees and affiliates, operates the Avis System, which the Company believes to be the second largest car rental system in the world. The Avis System consists of over approximately 4,139 locations, including locations at most major airports as well as downtown locations in major cities in the United States and in approximately 149 countries and territories. Approximately 84% of the Avis System rental revenues in the United States are received from locations operated by Avis directly or under agency arrangements, with the remainder being received from locations operated by independent licensees. Avis's international business is conducted by a network of several wholly owned subsidiaries and joint ventures along with a number of licensees and sublicensees. The Avis System in Europe, Africa and the Middle East is operated by Avis Europe, which is approximately 9% owned by Avis. The Avis System in Canada, Latin America, the Caribbean and Asia Pacific, comprising some 65 countries and territories, is operated by Avis subsidiaries, joint ventures and licensees. During the peak summer season, the Avis System fleet worldwide consists of more than approximately 386,548 vehicles representing the following allocations of vehicles throughout the system: (i) 240,548 in the Avis U.S. Corporate fleet; (ii) 44,000 vehicles in the Avis International fleet; (iii) 50,932 in the Avis U.S. Licensee fleet; and (iv) 102,000 in the Avis Europe fleet.

         In the United States, Avis's principal rental base is business travelers who use the Avis System under contractual arrangements between Avis and their employers. Because business travel normally is heaviest between Monday and Thursday of each week, Avis's concentration on serving business travelers has led to excess fleet capacity from Friday through Sunday of most weeks.

         Following the acquisition of Avis, the Company currently intends to dispose of a majority interest in the Operating Company through an initial public offering of the common stock of the Operating Company during 1997. It is expected that the Operating Company would operate under a license from Avis pursuant to which the Operating Company would pay Avis a royalty based upon the revenue of the Operating Company. The Company expects that the acquisition of Avis will also provide further opportunities to expand the Company's preferred vendor program.


CAR RENTAL INDUSTRY OVERVIEW

         The car rental industry provides car and truck rentals to business and individual customers worldwide. The industry has been composed of two principal segments: general use (mainly at airport and downtown locations) and local/replacement (mainly at downtown and suburban locations). The car rental industry rents primarily from on-airport, near-airport, downtown and suburban locations to business and leisure travelers and to individuals who have lost the use of their vehicles through accident, theft or breakdown. In addition to revenue from vehicle rentals, the industry derives significant revenue from the sale of rental related products such as insurance, refueling services and collision damage waivers.

         The domestic car rental industry includes eight major companies, Alamo, Avis, Budget, Dollar, Enterprise, Hertz, National, and Thrifty, and a large number of smaller and regional or local firms, serving on-airport, near-airport and other locations. Most of Avis's major competitors operate through a combination of wholly owned and franchised operations. Other smaller car rental companies operate primarily through franchises.

         The domestic car rental industry has experienced significant growth over the last decade. The total annual U.S. revenue for the car rental industry has been estimated by industry sources at $13.5 billion in 1995, an 11.8% compound annual growth rate from $4.4 billion in 1985, and the total number of rental vehicles in service in the United States has been estimated by industry sources at 1.5 million in 1995, a 7% compound annual growth rate from 760,000 in 1985. The Company believes that the factors driving this industry growth include increases in airline passenger traffic due to lower airfares, overcapacity in the hotel industry, the trend toward shorter, more frequent vacations resulting from the growth of the number of households with two wage earners, the demographic trend toward older, more affluent Americans who travel more frequently, and increased business travel. The Company believes that future growth of the car rental industry will be determined by general economic conditions, developments in the travel industry, and a variety of other factors, including the car rental industry's relationship with major vehicle manufacturers. Accordingly, the Company cannot predict whether such growth will continue and, if so, whether it will continue at rates comparable to those of the recent past.

         Car renters generally are (i) business travelers renting under negotiated contractual arrangements between specified rental companies and the travelers' employers, (ii) business travelers who do not rent under negotiated contractual arrangements (but who may receive discounts through travel, professional or other organizations), and (iii) leisure travelers, including renters who have lost the use of their own vehicles through accident, theft or breakdown. Contractual arrangements normally are the result of negotiations between rental companies and large corporations, based upon rates, billing and service arrangements, and influenced by reliability and renter convenience. Business travelers who are not parties to negotiated contractual arrangements and leisure travelers generally are influenced by advertising, renter convenience and access to special rates because of membership in travel, professional and other organizations.

         Many of Avis's major competitors are owned by, or are affiliated with, the major automobile manufacturers, and each of the major domestic car rental companies maintains a close relationship with one or more United States automobile manufacturers. At August 1, 1996, Ford owned Hertz and had an equity interest in Budget and announced its intention to purchase the remaining outstanding equity of Budget; and Chrysler had equity interests in Dollar and Thrifty, although Chrysler has been reducing its rental car investments. Automobile manufacturers often provide financing for the purchase of vehicles and provide payments to car rental companies in consideration of advertising and promotional programs that benefit the manufacturers. In addition, manufacturers provide fleet assistance programs, including Repurchase Programs and similar arrangements, which protect rental companies against loss on disposition of vehicles and enable car rental companies to adjust their fleet size to take account of seasonal variations in demand.


AVIS CAR RENTAL OPERATIONS

THE AVIS SYSTEM

         System-Wide Services. Avis provides the Avis System with: (i) national promotion, advertising and public relations services; (ii) reservations and information systems; (iii) data processing support; (iv) marketing programs with hotels and airlines; (v) a sales staff for marketing to corporate customers and the travel community; (vi) credit card services for commercial customers; (vii) training in local marketing techniques; and (viii) operation and training support. Avis's on-line real-time data processing and information system, known as the Wizard System, connects more than 2,000 Avis locations in the United States, Canada, Europe and a number of other countries.

         The Wizard System. The Wizard System is a telecommunications and computer processing system which is used in the Avis System for reservations, rental agreement processing, accounting, fleet control and a variety of other purposes. It is operated by WizCom International, Ltd. ("WizCom"), a wholly owned subsidiary of Avis. In 1995, Budget entered into a computer services agreement with WizCom that provides Budget with certain reservation system computer services that are substantially similar to computer services provided to the Avis System. WizCom has also entered in agreements with hotel and other rental car companies to provide travel related reservation and distribution system services. Avis uses the Wizard System as a marketing tool and benefits from the operating efficiencies obtained through the Wizard System.

         The Wizard System is operated by Avis, and is linked to more than 12,000 terminals in more than 2,000 rental locations through telephone lines and satellite communications. Among the features of the Wizard System which are not available on most competitors' systems are (a) an advanced graphical interface reservation system; (b) "Rapid Return," which permits customers who are returning cars to obtain completed charge records from radio-connected "Roving Rapid Return" agents who complete and deliver the charge record at the car as it is being returned; (c) "Wizard on Wheels," which enables Avis locations to assign cars and complete rental agreements while customers are being transported to the car; (d) "Avis Link," which automatically identifies a customer using American Express or other major credit card who is entitled to special rental rates and conditions, and therefore sharply reduces the number of instances in which Avis inadvertently fails to honor the benefits of negotiated rate arrangements to which they are entitled; (e) interactive interfaces through the airline computerized reservation systems described under "Marketing"; (f) sophisticated fleet control and revenue management programs which, among other things, enable rental agents to ensure that a customer who rents a particular type of vehicle will receive the available vehicle of that type which has the lowest mileage (benefitting the customer and Avis by more evenly dispersing utilization among cars of a particular type); and (g) a comprehensive control and reporting system that enables Avis to adapt quickly to changes in customer requirements. Avis also benefits from the low cost and speed of billing available as a result of broad use of the Wizard System and believes that the Wizard System keeps its clerical and communications costs below those of its competitors.

RENTAL OPERATIONS

         Avis rents a wide variety of automobiles and minivans, most of which consist of the current and immediately preceding model years. Car rentals are generally made on a daily, weekly or monthly basis. Rental charges in the United States usually are computed on the basis of the length of the rental or on the length of the rental plus a mileage charge. Additional charges are made for refueling service, loss damage waivers (a waiver of Avis's right to make a renter pay for damage to the rented car), personal accident insurance, personal effects protection and, in some instances, additional liability insurance. Rates vary at different locations depending on the type of vehicle, the local market and competitive and cost factors. Most rentals are made utilizing rate plans under which the customer is responsible for gasoline used during the rental.

Avis also generally offers its customers the convenience of leaving a rented car at an Avis location in a city other than the one in which it was rented under its "Rent it Here -- Leave it There" program, although, consistent with industry practices, a drop-off charge or special intercity rate may be imposed.

         North American Operations. Approximately 88% of Avis's United States rental revenue is generated at 174 of the busiest airports in the United States. Avis's rental revenue as a percentage of total rental revenues at those airports for the five-year period ended February 29, 1996 approximated 26%; 23.7%; 24.1%; 22.3% and 23.8%, respectively.

         At August 1, 1996, Avis owned and operated approximately 406 corporate car rental facilities at airport, near-airport and downtown locations throughout the United States and approximately 36 corporate car rental facilities in Canada. Of these facilities, approximately 191 primarily serve airport business and approximately 251 are non-airport locations. By focusing on travelers at the major airports, Avis has been able to operate more vehicles from significantly fewer rental sites than its competitors, yielding significant economies of scale. Avis's emphasis on airport traffic has resulted in a strong competitive position at the major domestic rental-revenue airports.

         Avis has 77 independent licensees which operate locations in the United States. The two largest licensees operate the Avis System in the Los Angeles and Dallas area and account for approximately half of all United States licensees' rentals. Certain licensees in the United States pay Avis a fee equal to 5% of their total time and mileage charges, less all customer discounts, of which Avis is required to pay 40% for corporate licensee-related programs, while six licensees pay 8% of their gross revenue. Licensees outside the United States normally pay higher fees. Most of Avis's United States licensees currently pay 50 cents per rental agreement for use of the Wizard System, and they are charged for use of other aspects of the Wizard System.

         Avis is in many cases one of five to seven vehicle concessionaires at the airports at which it operates. In general, concession fees for airport locations are based on a percentage of total commissionable revenues (as determined by each airport authority), subject to a minimum guaranteed amount. Concessions are typically awarded by airport authorities every three to five years based upon competitive bids. Avis's concession arrangements with the various airport authorities generally include minimum requirements for vehicle age, operating hours and employee conduct, and provide for relocation in the event of future construction and abatement of fees in the event of extended low passenger volume.

         International Operations. In addition to countries served by Avis Europe and its affiliates and licensees, Avis's subsidiaries, joint ventures and licensees operate the Avis System internationally in approximately 65 countries and territories, with wholly owned subsidiaries in Canada, Argentina, Australia, New Zealand, Puerto Rico and the United States Virgin Islands, and joint ventures in Jamaica, Singapore and Malaysia. The principal business of Avis's foreign subsidiaries is car rentals.

         Avis's international system (not including Avis Europe) operates a combined peak rental and leasing fleet of approximately 44,000 vehicles, of which approximately 23,000 are operated by subsidiaries, and the balance by joint ventures and licensees. Revenues of the foreign subsidiaries in the fiscal year ended February 29, 1996, totaled approximately $212 million, without taking account of revenues of joint ventures or licensees.

MARKETING

         In the United States, approximately 70% of Avis's fiscal 1996 rentals were generated by travelers who used the Avis System under contractual arrangements negotiated by Avis with either the travelers' corporate employers or organizations such as American Association of Retired Persons in which the travelers have memberships. The remainder of the rental activity is from business travelers who are not affiliated with corporations or organizations with which Avis has contractual arrangements, and from leisure renters. Avis's corporate sales organization is the principal source of contractual arrangements with corporate accounts. Unaffiliated business travelers are solicited by direct mail, telemarketing and advertising campaigns.

         Avis solicits contractual arrangements with corporate accounts by emphasizing the Wizard System's advanced technology, customer service, pricing and a worldwide rental network. The Wizard System plays a significant part in securing business of this type because the Wizard System enables Avis to offer a wide variety of pricing combinations, special reports and tracking techniques tailored to the particular needs of each account, and to assure adherence to agreed-upon rates.

         Avis's presence in the United States leisure and incidental business segment is substantially less significant than its presence in the United States commercial account segment. Leisure rental activity is important in enabling Avis to balance the use of its fleet. Typically, business renters use cars from Monday through Thursday, while in most areas of the United States leisure renters use cars primarily over weekends.

         Avis maintains strong links to the air travel industry. It has arrangements with American Airlines, American West Airlines, Continental Airlines, Delta Airlines, Trans World Airlines, United Airlines, USAir and Northwest Airlines (collectively, the "Airlines") under which participants in the Airlines' frequent flier programs can earn mileage credits whenever they rent Avis cars. Frequent flier programs (under which travelers can earn reduced fares or free flights based upon miles flown on particular airlines) are a significant sales incentive to United States travelers, and the Company believes Avis benefits significantly from its frequent flier arrangements with the Airlines. All the other major car rental companies also participate in one or more airline frequent flier programs.

         Car renters can make Avis reservations through all four major United States based global distribution systems and several international based systems. Users of the United States based global distribution systems can obtain access through these systems to the Avis reservation system concerning among other things, rental locations, vehicle availability, applicable rate structures and gives them the ability to reserve and confirm Avis vehicles directly through these systems.

         Avis also maintains strong links to the hotel industry. Avis has arrangements with Hilton Corporation, the Hyatt Corporation and the Sheraton Marketing Corporation frequent traveler programs, which provide various incentives to all program participants.

RENTAL VEHICLE PURCHASES

         Avis participates in a variety of vehicle purchase programs with major domestic and foreign manufacturers, although actual purchases are made directly through local car dealers. The average price for automobiles purchased by Avis in 1996 for its rental fleet was approximately $16,250.00. On average during model year 1996, 82% of the purchases were comprised of GM vehicles, 13% of Chrysler vehicles and 5% of Nissan, Subaru, Hyundai, Ford, Toyota and Land Rover vehicles. These percentages vary among Avis's operations and will most likely change from year to year. The vehicle purchase programs sponsored by manufacturers sometimes provide Avis with sales incentives for the purchase of certain models, and most of these programs allow Avis to serve as a drop-ship location for vehicles, thus enabling Avis to receive a fee from the manufacturers for preparing newly purchased vehicles for use. There can be no assurance that Avis will continue to be able to benefit from sales incentives in the future.

         Most of Avis's cars in the United States are purchased, owned and sold by Prime Vehicles Trust, a trust created by Avis of which Avis is the sole beneficiary, or by corporate nominees of Prime Vehicles Trust. All decisions regarding Prime Vehicles Trust purchases and sales of cars are made by Avis, and Prime Vehicles Trust is combined with Avis for both financial and tax accounting. The existence of Prime Vehicles Trust has no effect on Avis's control of the cars in its fleet. However, Avis believes the existence of Prime Vehicles Trust has been useful in obtaining financing secured by its cars. Avis expects to continue to take advantage of Prime Vehicles Trust to finance future fleet purchases.

FLEET UTILIZATION AND SEASONALITY

         Avis's business is subject to seasonal variations in customer demand, with the summer vacation period representing the peak season for vehicle rentals. This general seasonal variation in demand, along with more localized changes in demand at each of Avis's operations, causes Avis to vary its fleet size over the course of the year. In fiscal year 1996, Avis's average monthly fleet size ranged from a low of 127,000 vehicles in January to a high of 149,000 vehicles in August. Fleet utilization, which is based on the average number of days vehicles are rented compared to the total number of days vehicles are available for rental, ranged from 65% in December to 82% in August and averaged 74% for all of fiscal year 1996.

RENTAL VEHICLE DISPOSITION

         Avis's current operating strategy is to maintain its fleet at an average age of 12 months or less. Approximately 90% of the vehicles purchased by Avis in model year 1996 were eligible for participation in manufacturers' Repurchase Programs. These programs currently require that Avis maintain Program Vehicles in its fleet for a minimum of six months and impose numerous return conditions, including those related to mileage and repair condition. Less than 2.5% of the Program Vehicles purchased by Avis and scheduled to be returned in 1995 were ineligible for return. At the time of return to the manufacturer, Avis receives the price guaranteed at the time of purchase and is thus protected from fluctuations in the prices of previously-owned vehicles in the wholesale market at the time of disposition. The future percentage of Program Vehicles in Avis's fleet will be dependent on the availability and attractiveness of the manufacturers' Repurchase Programs, over which Avis has no control. See "Risk Factors -- Potential Changes in Manufacturers' Repurchase Programs."

         In addition, Avis sells cars wholesale to dealers in the United States either through informal arrangements or at auction through standard consignment agreements.


AVIS CAR RENTAL FACILITIES

         Avis leases almost all of its airport and non-airport car rental facilities and currently operates from 406 corporate rental locations. The airport facilities are located on airport property owned by airport authorities or located near the airport on locations convenient for bus transport of customers to the airport. One of Avis's airport facilities in each Avis region serves as the administrative headquarters for the region and, as a general rule, each airport facility includes vehicle storage areas, a vehicle maintenance facility, a car wash, a refueling station and rental and return facilities. In all airport locations, the facility leases are not co-terminus with the local airport concession agreement. See "Risk Factors--Risk of Non-Renewal of Airport Concessions." Avis's non-airport facilities generally consist of a limited parking facility and a rental and return desk and are generally subject to long-term leases with renewal options. Certain of these leases also have purchase options at the end of their terms.

AGENCY RENT A CAR SYSTEM, INC.

         Agency, a wholly owned subsidiary of Avis, rents used vehicles under a separate brand name to insurance companies, auto body repair shops and individual customers to replace vehicles that have either been stolen, damaged or are undergoing repair. As of August 1, 1996, the Agency business was comprised of approximately 304 separate locations. See "Legal Matters."

INSURANCE

         Avis generally assumes the risk of liability to third parties in the United States for up to $1 million per occurrence. It has purchased significant excess insurance coverage against risks which exceed $1 million per occurrence. One of the benefits of Avis's retaining the risk up to $1 million per occurrence is that Avis maintains its own claims department, which controls the disposition of most claims. The Company believes that the maintenance by Avis of its own claims department in recent years has helped contain Avis's cost of claims paid.

         Under its standard car rental contract, Avis provides its renters liability coverage up to the minimum financial responsibility limits required by applicable law. Higher limits are provided by separate agreement to some United States national corporate accounts and Avis makes available to renters, for an additional daily charge, participation in a group policy underwritten by a major national insurer which increases renters' coverage to one million dollars. Avis also offers renters, for additional daily charges, "Personal Accident Insurance," which pays medical expenses and accidental death benefits for accidents during the rental period, and "Personal Effects Protection," which ensures against loss or damage to the renters' personal belongings during the rental period. Both these coverages are underwritten by major national insurers.

REGULATORY AND ENVIRONMENTAL MATTERS

         Avis is subject to federal, state and local laws and regulations including those relating to taxing and licensing of vehicles, franchising, consumer credit, environmental protection, retail vehicle sales and labor matters. The principal environmental regulatory requirements applicable to Avis's operations relate to the ownership or use of tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils; the treatment or discharge of waste waters; and the generation, storage, transportation and off-site treatment or disposal of solid or liquid wastes. Avis operates 232 domestic and international facilities at which petroleum products are stored in underground or aboveground tanks. At 211 of Avis's operating locations, one or more of these tanks are located underground. Avis has instituted an environmental compliance program designed to ensure that these tanks are in compliance with applicable technical and operational requirements, including the replacement of underground steel tanks and periodic integrity testing of underground


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



storage tanks. The Company believes that the locations where Avis currently operates are in compliance, in all material respects, with such regulatory requirements.

         Avis may also be subject to requirements related to the remediation of, or the liability for remediation of, substances that have been released to the environment at properties owned or operated by Avis or at properties to which Avis sends substances for treatment or disposal. Such remediation requirements may be imposed without regard to fault and liability for environmental remediation can be substantial. See "Risk Factors -- Environmental Risks Inherent in On-Site Petroleum Storage."

         Avis may be eligible for reimbursement or payment of remediation costs associated with future releases from its regulated underground storage tanks. Certain of the states in which Avis maintains underground storage tanks have established funds to assist in the payment of remediation costs for releases from certain registered underground tanks. Subject to certain deductibles, the availability of funds, compliance status of the tanks and the nature of the release, these tank funds may be available to Avis for use in remediating future releases from its tank systems.

         A traditional revenue source for the car rental industry has been the sale of loss damage waivers, by which car rental companies agree to relieve a customer from financial responsibility arising from vehicle damage to the rented car incurred during the rental period. Approximately 3% of Avis's rental revenue during 1995 was generated by the sale of loss damage waivers. The U.S. House of Representatives has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by car rental companies. House Bill H.R. 175, introduced in January 1995, seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and would prohibit the sale of loss damage waivers. To date, no action has been taken on this bill. In addition, approximately 40 states have considered legislation affecting the sale of loss damage waivers. To date, 24 states have enacted legislation which regulates the sale of loss damage waivers, most of which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in the late 1980's, New York and Illinois enacted legislation which eliminated Avis's right to offer loss damage waivers for sale and limited potential customer liability to $100 and $200, respectively. In 1996, the New York Legislature approved to increase this amount to $300. The bill is awaiting the Governor's action. Moreover, California, Nevada and Indiana have capped rates that may be charged for collision damage waivers to $9.00, $10.00 and $5.00 per day, respectively. Texas requires that the rate charged for loss damage waivers be reasonably related to the direct cost of the repairs. Adoption of national or additional state legislation eliminating or limiting the sale of loss damage waivers could result in the loss or reduction of this revenue source and additional limitations on potential customers liability could increase Avis's costs.

LEGAL MATTERS

         From time to time, Avis is subject to routine litigation incidental to its business. Avis maintains insurance policies that cover most of the actions brought against Avis. See "-- Insurance." Other than as discussed below, Avis is currently not involved in any legal proceeding which it believes would have a material adverse effect upon its financial condition or operations.

         Avis and two of its subsidiaries, Agency and Avis Rent A Car System, Inc. ("ARACS"), are involved in litigation with certain licensees of ARACS ("Licensees") that have entered into the Standard Form 1955 Exclusive License Agreement, as amended (the "ELA"). This litigation concerns Avis's right to operate Agency as a stand-alone insurance replacement car rental business, under its own brand name and separate from the Avis System. Several Licensees conduct their own insurance replacement car rental businesses, and the parties disagree as to whether such businesses can be operated within any licensee territory granted by the ELA. Agency operates approximately 304 separate locations, some of which are located within a geographic territory in which a Licensee does business pursuant to the ELA.

         On September 22, 1995, Avis, ARACS and Agency filed a complaint in the United States District Court for the Eastern District of New York (the "E.D.N.Y. Action") against thirteen Licensees (the "Licensee Defendants"), which sought a declaration that the Agency business did not violate the ELA and an injunction against the Licensee Defendants and all those similarly situated from instituting litigation in other courts concerning the Agency business. The district court issued a temporary restraining order ("TRO") barring the Licensee Defendants from instituting any other lawsuits. The court subsequently dismissed the E.D.N.Y. Action for lack of personal jurisdiction and dissolved the TRO. The parties appealed this decision


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



to the Court of Appeals for the Second Circuit. Oral argument was held in mid-July 1996 and no decision has been rendered yet by the Court of Appeals for the Second Circuit.

         Upon dissolution of the TRO, Avis filed suit in both the United States District Court for the Central District of California and the United States District Court for the Northern District of Texas. Each action seeks relief identical to the relief sought in the E.D.N.Y. Action and each could be dismissed or consolidated if the E.D.N.Y. Action is reinstated. Various Licensee Defendants also filed two state court actions, in California and in Texas, respectively, against Avis, ARACS and Agency. Avis subsequently removed each state court action to its respective federal court, and these state court actions have now been consolidated with the federal court actions in California and Texas, respectively.



EMPLOYEES

         Avis has more than 20,000 employees worldwide. Of these, approximately 375 are employed in executive, financial and administrative capacities, approximately 240 are engaged in marketing or sales capacities, approximately 460 are involved in system design and constant upgrading of the Wizard System, approximately 700 are engaged in clerical activities in connection with the administration of Avis and the balance are engaged in car rentals and car care at rental locations. Approximately 20% of Avis's employees are represented by 65 various local unions under contracts expiring on a variety of dates. No local union represents more than 2.5% of Avis's employees. Avis believes its relationships with its employees are good.

PROPERTIES

         Avis leases or has concessions relating to space at 707 locations in the United States and 117 locations outside the United States for all of its operations. Of those locations, 182 in the United States and 47 outside the United States are at airports. Additionally, 38 locations in the United States are owned and three locations outside the United States are owned. Typically, an airport receives a percentage of car rental revenues, with a guaranteed minimum. Because there is a limit to the number of car rental locations in an airport, car rental companies frequently bid for the available locations, usually on the basis of the size of the guaranteed minimums. Avis and other car rental firms also rent parking space on or near airports and at their other car rental locations.

         Avis's principal offices are in a 405,000 square foot complex in Garden City, New York, for which Avis currently pays approximately $875,000 per year under a lease which, by exercising renewal options, has been extended to 2015. The Avis reservation system is run from leased space in Tulsa, Oklahoma. Avis also maintains terminal network facilities which it uses in connection with the Wizard System in Garden City, Tulsa, San Francisco, California and Bracknell, England. Avis also owns a 166,000 square foot building in Virginia Beach, Virginia which serves as a satellite administrative and reservation facility.


                       GENERAL DESCRIPTION OF SECURITIES

         The Company directly or through agents, dealers, or underwriters designated from time to time, may offer, issue and sell, together or separately, its (a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities") and/or subordinated debt securities (the "Subordinated Debt Securities") and/or (b) shares of common stock of the Company, par value $.01 per share (the "Common Stock", together with the Debt Securities, the "Securities"), or any combination of the foregoing, with an aggregate public offering price of up to $1,000,000,000 (or its equivalent in foreign currencies or foreign currency units based on the applicable exchange rate at the time of offering) in amounts, at prices and on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock. When a particular series of Securities is offered, a supplement to this Prospectus (each a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.


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



                       DESCRIPTION OF THE DEBT SECURITIES

         The Debt Securities may be offered from time to time by the Company as Senior Debt Securities and/or as Subordinated Debt Securities. The Senior Debt Securities will be issued under an Indenture, as it may be supplemented from time to time (the "Senior Indenture"), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under an Indenture, as it may be supplemented from time to time (the "Subordinated Indenture"), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Subordinated Trustee"). The term "Trustee", as used herein, refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") have been filed as exhibits to the Registration Statement. The terms of the Indentures are also governed by certain provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain material provisions of the Debt Securities does not purport to be complete and is qualified in its entirety by reference to the Indentures. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Indentures. For a summary of certain definitions used in this section, see "Certain Definitions" below.

GENERAL

         The Indentures will provide for the issuance of Debt Securities in series up to the aggregate amount from time to time authorized by the Company for each series. The Prospectus Supplement sets forth the following terms (to the extent such terms are applicable to such Debt Securities) of and information relating to the Debt Securities in respect of which this Prospectus is delivered: (1) the designation of such Debt Securities; (2) classification as senior or subordinated Debt Securities; (3) the aggregate principal amount of such Debt Securities; (4) the percentage of their principal amount at which such Debt Securities will be issued; (5) the date or dates on which such Debt Securities will mature; (6) the rate or rates, if any, per annum, at which such Debt Securities will bear interest, or the method of determination of such rate or rates; (7) the times and places at which such interest, if any, will be payable; (8) provisions for sinking, purchase or other analogous fund, if any;
(9) the date or dates, if any, after which such Debt Securities may be redeemed at the option of the Company or of the holder and the redemption price or prices; (10) the date or the dates, if any, after which such Debt Securities may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; and (11) any other specific terms of the Debt Securities. Principal, premium, if any, and interest, if any, will be payable and the Debt Securities offered hereby will be transferable, at the corporate trust office of the Trustee's agent in the borough of Manhattan, City of New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. (Section 301 of each Indenture).

         If the Prospectus Supplement specifies that a series of Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Special United States federal income tax considerations applicable to any Debt Securities so denominated are also described in the Prospectus Supplement.

         The Debt Securities may be issued in registered or bearer form and, unless otherwise specified in the Prospectus Supplement, in denominations of $1,000 and integral multiples thereof. Debt Securities may be issued in book-entry form, without certificates. Any such issue will be described in the Prospectus Supplement relating to such Debt Securities. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

         Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount from their stated principal amount. United States Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement.

CERTAIN COVENANTS

         The Indentures will contain, among others, the covenants described below.


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



         Limitation on Liens. The Indentures will provide that, subject to the next succeeding paragraph, neither the Company nor any Restricted Subsidiary shall create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

         (A) Liens existing on the Issue Date, or arising after the Issue Date pursuant to contracts existing on the Issue Date and any extensions or renewals thereof not in excess of the amount of the original Lien;

         (B) Liens for taxes or assessments and similar charges either (x) not delinquent or (y) contested in good faith by appropriate proceedings;

         (C) Liens incurred or pledges and deposits in connection with workmen's compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, incurred in the ordinary course of business;

         (D) Liens imposed by law, such as mechanics', carriers', warehousemen's, landlords', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business;

         (E) purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if (i) limited to the specific assets acquired; (ii) the debt secured by the Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted; and (iii) the total amount of all such purchase money Liens does not exceed $30 million at any one time on a consolidated basis;

         (F) Liens upon real and/or personal property (whether tangible or intangible), which property was acquired after the Issue Date (by purchase, construction or otherwise) by the Company or any Subsidiary, each of which Lien existed on such property before the time of its acquisition and was not created in anticipation thereof; provided, however, that no such Lien shall extend to or cover any property of the Company or such Subsidiary other than the respective property so acquired and improvements thereon;

         (G) Liens arising under or in connection with sale and leaseback transactions permitted under Limitation on Sale and Leaseback Transactions;

         (H) Liens arising by reason of any attachment, judgment, decree or order of any court, so long as any appropriate legal proceedings which may have been initiated shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired, any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Company or any Restricted Subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Company, provided that such deposits, pledges, or bonds in the aggregate shall not exceed $10 million at any one time;

         (I) Liens other than those enumerated paragraphs (A) through (I) above arising in connection with Debt of the Company and of any one or more Restricted Subsidiaries in an aggregate amount not exceeding at any one time 10% of Consolidated Net Tangible Assets; and

         (J) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (A) through (I) above or the Debt secured thereby; provided that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same Principal Property that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property, and plus any other property or assets not then constituting a Principal Property) and (2) in the case of paragraphs (A) and
(F) above, the Debt secured by such Lien at such time is not increased.

         The Company or any Restricted Subsidiary may create or assume any Lien not permitted by the previous paragraph upon any of its property or assets, whether now owned or hereafter acquired, if (i) prior written consent to the creation or assumption thereof shall have been obtained from the Trustee with the consent of the Holders of a majority in principal amount of the then Outstanding Debt Securities, or (ii) the Company will make or cause to be made effective a provision whereby the Debt Securities and all coupons appertaining thereto will be secured by such Lien equally and ratably with any and all other Debt so secured. (Section 1009 of each Indenture)

         Limitation on Sale and Leaseback Transactions. The Indentures will provide that the Company will not itself, and will not permit any Restricted Subsidiary to, enter into any arrangement after the Issue Date with any bank, insurance company or other lender or investor (other than the Company or another Restricted Subsidiary) providing for the leasing by the Company or any such Restricted Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued) which was or is owned or leased by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred, more than 120 days after the completion of construction and commencement of full operation thereof by the Company or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a "sale and leaseback transaction") unless, either:

         (1) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions entered into after the Issue Date (other than such sale and leaseback transactions as are permitted by paragraph (2) below), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens covered in paragraphs (A) through (I) of Limitation on Liens above) without equally and ratably securing the Debt Securities, would not exceed 10% of Consolidated Net Tangible Assets, or

         (2) the Company, within 120 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair market value of the Principal Property so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by any two of the following: the Chairman, the President, any Vice President, the Treasurer and the Controller of the Company) to the retirement of Debt Securities of any series or other Debt of the Company (other than Debt subordinated to the Debt Securities) or Debt of a Restricted Subsidiary, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application and, unless otherwise expressly provided with respect to any one or more series of Debt Securities, any redemption of Debt Securities pursuant to this provision shall not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision limiting the Company's right to redeem Debt Securities of any one or more such series when such redemption involves a refunding operation or anticipated refunding operation; provided that the amount to be so applied shall be reduced by (i) the principal amount of Debt Securities delivered within 120 days after such sale or transfer to the Trustee for retirement and cancellation, and (ii) the principal amount of any such Debt of the Company or a Restricted Subsidiary, other than Debt Securities voluntarily retired by the Company or a Restricted Subsidiary within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this paragraph (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

         Notwithstanding the foregoing, where the Company or any Restricted Subsidiary is the lessee in any sale and leaseback transaction, Attributable Debt shall not include any Debt resulting from the guarantee by the Company or any other Restricted Subsidiary of the lessee's obligation thereunder. (Section 1010 of each Indenture)

         Limitation on Debt of Restricted Subsidiaries. The Indentures will provide that the Company will not permit any Restricted Subsidiary to create, incur, assume or directly or indirectly guarantee or in any manner become directly liable for the payment of, any Debt other than (i) trade debt incurred in the ordinary course of business; (ii) Debt owing by any Restricted Subsidiary to the Company or any other Restricted Subsidiary arising in the ordinary course of business for normal business purposes; (iii) Debt in existence on the Issue Date or required to be incurred pursuant to a contractual obligation in existence on the Issue Date; or (iv) other Debt not in excess of 10% of Pro Forma Consolidated Net Tangible Assets. (Section 1011 of each Indenture)

         Limitation on Transfers of Principal Franchise Assets. The Indentures will provide that, except as permitted under the "Merger, Consolidation and Sale of Assets" section below, neither the Company nor any of its Restricted Subsidiaries shall in one or a series of related transactions convey, sell, lease, transfer, assign or otherwise dispose of, directly or indirectly, any of its Principal Franchise Assets (an "Asset Sale") other than in the ordinary course of business (which shall be any transaction or series of related transactions having a dollar amount of less than $3 million), unless the consideration received is at least equal to the Fair Market Value of the assets sold or otherwise disposed of. (Section 1012 of each Indenture)

         Limitation on Restrictions on Subsidiary Dividends and Other Distributions. The Indentures will provide that the Company shall not permit any Restricted Subsidiary to suffer to exist any encumbrance or restriction (other than pursuant to law, regulation or order or in accordance with the terms of the Credit
Agreement or agreements entered into in connection with the Credit Agreement) on the ability of any Restricted Subsidiary (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Company or any Restricted Subsidiary, except any encumbrance or restriction (a) pursuant to any agreement in effect on the Issue Date, including, without limitation, the Credit Agreement, (b) pursuant to an agreement entered into by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and not entered into in anticipation of becoming a Restricted Subsidiary, (c) permitted under Limitation on Transfers of Principal Franchise Assets above, (d) pursuant to customary non-assignment provisions of any lease governing a leasehold interest, a security agreement, mortgage or deed of trust issued in connection with Liens permitted under Limitation on Liens above or any other agreement which does not relate to Debt, provided that any such non-assignment provision would not have a material adverse effect on the Company and its Restricted Subsidiaries taken as a whole (as determined in good faith by the Board of Directors of the Company) or (e) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of Debt incurred pursuant to an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, extension, refinancing or refunding agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof. (Section 1013 of each Indenture)


MERGER, CONSOLIDATION AND SALE OF ASSETS

         The Indentures will provide that the Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless: (1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (A) shall be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (B) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of (and premium, if any, on) and interest on all the Debt Securities and the performance and observance of every covenant of the Indentures on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (3) the Company or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this "Merger, Consolidation and Sale of Assets" section and that all conditions precedent herein provided for relating to such transaction have been complied with. This paragraph shall apply only to a merger or consolidation in which the Company is not the surviving corporation and to conveyances, leases and transfers by the Company as transferor or lessor. (Section 801 of each Indenture)

         The Indentures will further provide that upon any consolidation by the Company with or merger by the Company into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person in accordance with the preceding paragraph, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures with the same effect as if such successor Person had been named as the Company therein, and in the event of any such conveyance or transfer, the Company (which term shall for this purpose mean HFS Incorporated or any successor Person which shall theretofore become such in the manner described in the preceding paragraph), except in the case of a lease, shall be discharged of all obligations and covenants under the Indentures and the Debt Securities and the coupons and may be dissolved and liquidated. (Section 802 of each Indenture)


EVENTS OF DEFAULT

         The following will be "Events of Default" under the Indentures with respect to Debt Securities of any series:

         (1) default in the payment of any interest on any Debt Securities of that series or any related coupon, when such interest or coupon becomes due and payable, and continuance of such default for a period of 30 days; or

         (2) default in the payment of the principal of (or premium, if any, on) any Debt Securities of that series at its Maturity; or

         (3) default in the deposit of any sinking fund payment when and as due pursuant to the terms of the Debt Securities of that series and Article Twelve of the Indentures; or

         (4) default in the performance, or breach, of any covenant or warranty of the Company in the Indentures (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere under this "Events of Default" section), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Debt Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" thereunder; or

         (5) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

         (6) the institution by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

         (7) (A) there shall have occurred one or more defaults by the Company or any Restricted Subsidiary in the payment of the principal of (or premium, if any, on) Debt aggregating $10 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Debt of the Company or any Restricted Subsidiary aggregating $10 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the stated maturity thereof; or

         (8) any other Event of Default provided with respect to Debt Securities of that series.

         If an Event of Default described in clause (1), (2), (3), (4), (7) or
(8) above with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified portion thereof) shall become immediately due and payable. If an Event of Default described in clause (5) or (6) above occurs and is continuing, then the principal amount of all the Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

         At any time after a declaration of acceleration with respect to Debt Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article Five of the Indentures, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series (or of all series, as the case may be), by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

                   (1) the Company has paid or deposited with the Trustee a sum sufficient to pay in the Currency in which the Debt Securities of such series are payable (except as otherwise specified pursuant to Section 301 of the Indentures for the Debt Securities of such series and except, if applicable, as provided in certain provisions of Section 312 of the Indentures):

                           (A) all overdue interest on all Outstanding Debt Securities of that series (or of all series, as the case may be) and any related coupons,

                           (B) all unpaid principal of (and premium, if any, on) any Outstanding Debt Securities of that series (or of all series, as the case may be) which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate or rates prescribed therefor in such Debt Securities,

                           (C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate or rates prescribed therefor in such Debt Securities, and

                           (D) all sums paid or advanced by the Trustee thereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

                           (2) all Events of Default with respect to Debt Securities of that series (or of all series, as the case may be), other than the non-payment of amounts of principal of (or premium, if any, on) or interest on Debt Securities of that series (or of all series, as the case may be) which have become due solely by such declaration of acceleration, have been cured or waived as provided in
         Section 513 of the Indentures.

         No such rescission shall affect any subsequent default or impair any right consequent thereon.

         Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Debt Securities because of an Event of Default specified in clause (7) of the first paragraph of this section shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Debt that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Debt, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Debt or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Debt Securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period. (Section 502 of each Indenture)

         Subject to Section 502 of each Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default described in clause (1), (2), (3), (4), (7), or (8) of the first paragraph of this section (or, in the case of a default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than a majority in principal amount of all Outstanding Debt Securities may waive any such past default), and its consequences, except a default (i) in respect of the payment of the principal of (or premium, if any, on) or interest on any Debt Security or any related coupon, or (ii) in respect of a covenant or provision which under the Indentures cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513 of each Indenture)

         Upon any such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indentures; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. (Section 513 of each Indenture)

         No Holder of any Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Debt Securities of that series; (ii) the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series in the case of any Event of Default under clause (1), (2), (3), (4), (7) or (8) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than 25% in principal amount of all Outstanding Debt Securities, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under each of the Indentures; (iii) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority or more in principal amount of the Outstanding Debt Securities of that series in the case of any Event of Default described in clause (1), (2), (3), (4), (7) or (8) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, by the Holders of a majority or more in principal amount of all Outstanding Debt Securities. (Section 507 of each Indenture)

         During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under either Indenture in good faith. Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indentures is not under any obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, with respect to the Securities of any series, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indentures.

         Within 90 days after the occurrence of any Default with respect to Debt Securities of any series, the Trustee shall transmit in the manner and to the extent provided in TIA Section 313(c), notice of such Default known to the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of (or premium, if any, on) or interest on any Debt Securities of such series, or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Debt Securities of such series and any related coupons; and provided further that, in the case of any Default of the character specified in clause
(7) of the first paragraph of this section with respect to Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof.

         The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate of the Company's compliance with all of the conditions and covenants under the Indentures.

DISQUALIFIED HOLDERS

         The Company's Amended and Restated Certificate of Incorporation provides that no holder of debt securities who: (1) beneficially owns five percent or more of the outstanding Capital Stock (whether by reason of ownership of debt securities or otherwise) and who has not fully cooperated with the Company and/or any Gaming Authority with respect to providing all requested information (including financial statements) relating to such holder, responding to all inquiries and questions raised by the Company and/or any Gaming Authority, consenting to relevant background investigations or complying with any other requests of the Company and/or any Gaming Authority in connection with any Gaming License; (2) is required by any Gaming Authority to be qualified with respect to any Gaming License and who has neither been qualified by nor obtained a waiver of qualification from each Gaming Authority requiring qualification with respect to any Gaming License in a timely manner; or (3) has been found to be disqualified or unsuitable with respect to any Gaming License, which finding has not been reversed, vacated or superseded (each, a "Disqualified Holder"), shall be entitled to vote, directly or indirectly, any shares of Capital Stock beneficially owned by such holder on any matter, and no shares of Capital Stock beneficially owned by a Disqualified Holder shall be considered as outstanding stock entitled to vote for any purpose.

         A Disqualified Holder shall, upon the request of the Company, dispose of such holder's debt securities (and publicly-traded Capital Stock) within 10 days after receipt of such request. Alternatively, the Company may, at its option, redeem such Disqualified Holder's Capital Stock as provided in the Company's Amended and Restated Certificate of Incorporation and such Disqualified Holder's debt securities at the lowest of: (i) the market value thereof; (ii) the principal amount thereof; and (iii) the amount which such holder paid for the debt securities, together with accrued and unpaid interest, if any, to the date upon which such holder is determined to be a Disqualified Holder. (Section 1108 of each Indenture)

         Holders of debt securities shall be required to pay any costs and investigative fees incurred in connection with any background investigation by, or qualification or suitability application with, any Gaming Authority. Upon becoming a Disqualified Holder, such holder shall have no further right to exercise, directly or through any trustee or nominee, any right conferred by its debt securities and no further right to receive any interest or other distribution with respect to any such debt securities. (Section 1108 of each Indenture)

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURES

         The Indentures will provide that the Company may, at its option and at any time, terminate the obligations of the Company with respect to the Outstanding Debt Securities of any series ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Debt Securities and any related coupons, except for the following which shall survive until otherwise terminated or discharged under the Indentures: (A) the rights of Holders of such Outstanding Debt Securities and any related coupons (i) to receive, solely from the trust fund described in the Indentures, payments in respect of the principal of (and premium, if any, on) and interest on such Debt Securities and any related coupons when such payments are due, and (ii) to receive shares of common stock or other Securities from the Company upon conversion of any convertible securities issued hereunder, (B) the Company's obligations to issue temporary Debt Securities, register the transfer or exchange of any Debt Securities, replace mutilated, destroyed, lost or stolen Debt Securities, maintain an office or agency for payments in respect of the Debt Securities and, if the Company acts as its own Paying Agent, hold in trust, money to be paid to such Persons entitled to payment, and with respect to Additional Amounts, if any, on such Debt Securities as contemplated in the Indentures, (C) the rights, powers, trusts, duties and immunities of the Trustee under the Indentures and (D) the defeasance provisions of the Indentures. With respect to Subordinated Debt Securities, money and securities held in trust pursuant to the Defeasance and Covenant Defeasance provisions described herein, shall not be subject to the subordination provisions of the Subordinated Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indentures, some of which are described in the "Certain Covenants" section above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities ("covenant defeasance"). (Section 1403 of each Indenture)

         In order to exercise either defeasance or covenant defeasance, (1) the Company shall irrevocably have deposited or caused to be deposited with the Trustee, in trust, for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Debt Securities and any related coupons, (A) money in an amount (in such Currency in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity), or (B) Government Obligations applicable to such Debt Securities (determined on the basis of the Currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal (including any premium) and interest, if any, under such Debt Securities and any related coupons, money in an amount or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge (i) the principal of (and premium, if any, on) and interest on the Outstanding Debt Securities and any related coupons on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to the Outstanding Debt Securities and any related coupons on the day on which such payments are due and payable in accordance with the terms of the Indentures and of such Debt Securities and any related coupons; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Obligations to said payments with respect to such Debt Securities and any related coupons. Before such a deposit, the Company may give to the Trustee, in accordance with certain redemption provisions in the Indentures, a notice of its election to redeem all or any portion of such Outstanding Debt Securities at a future date in accordance with the terms of the Debt Securities of such series and the redemption provisions of the Indentures, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing;





(2) no Default or Event of Default with respect to the Debt Securities and any related coupons shall have occurred and be continuing on the date of such deposit or, insofar as the Event of Default described in clauses (5) and (6) of the Events of Default section above are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); (3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indentures or any other material agreement or instrument to which the Company is a party or by which it is bound; (4) in the case of a defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or
(y) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Outstanding Debt Securities and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (5) in the case of a covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Debt Securities and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (6) notwithstanding any other provisions of the defeasance and covenant defeasance provisions of the Indentures, such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations in connection therewith pursuant to Section 301 of the Indentures; and (7) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indentures to either defeasance or covenant defeasance, as the case may be, have been complied with. (Section 1404 of each Indenture)

SATISFACTION AND DISCHARGE

         The Indentures shall upon Company Request cease to be of further effect with respect to any series of Debt Securities (except as to any surviving rights of registration of transfer or exchange of Debt Securities of such series herein expressly provided for and the obligation of the Company to pay any Additional Amounts as contemplated by Section 1005 of each Indenture) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of such Indenture as to such series when (1) either (A) all Debt Securities of such series theretofore authenticated and delivered and all coupons, if any, appertaining thereto (other than (i) coupons appertaining to Bearer Securities surrendered for exchange for Registered Securities and maturing after such exchange, whose surrender is not required or has been waived as provided in Section 305 of the Indentures, (ii) Debt Securities and coupons of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in
Section 306 of the Indentures, (iii) coupons appertaining to Debt Securities called for redemption and maturing after the relevant Redemption Date, whose surrender has been waived as provided in Section 1106 of the Indentures, and
(iv) Debt Securities and coupons of such series for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company, as provided in Section 1003 of the Indentures) have been delivered to the Trustee for cancellation; or (B) all Debt Securities of such series and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or
(ii) will become due and payable at their Stated Maturity within one year, or
(iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount, in the Currency in which the Debt Securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;
(2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indentures as to such series have been complied with. (Section 401 of each Indenture)






AMENDMENTS AND WAIVERS

         The Indentures will provide that at any time and from time to time, the Company and the Trustee may, without the consent of any holder of Debt Securities, enter into one or more indentures supplemental thereto for certain specified purposes, including, among other things, (i) to cure ambiguities, defects or inconsistencies, or to make any other provisions with respect to questions or matters arising under the Indentures (provided that such action shall not adversely affect the interests of the Holders in any material respect), (ii) to effect or maintain the qualification of the Indentures under the Trust Indenture Act, or (iii) to evidence the succession of another person to the Company and the assumption by any such successor of the obligations of the Company in accordance with the Indentures and the Debt Securities. (Section 901 of each Indenture). Other amendments and modifications of the Indentures or the Debt Securities may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of all of the then Outstanding Debt Securities of any Series; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any obligation of the Company to pay Additional Amounts contemplated by Section 1005 of each Indenture (except as contemplated and permitted by certain provisions of the Indentures), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indentures of the amount thereof provable in bankruptcy pursuant to Section 504 of the Indentures, or adversely affect any right of repayment at the option of any Holder of any Debt Security, or change any Place of Payment where, or the Currency in which, any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or Repayment Date, as the case may be), or adversely affect any right to convert or manage any Debt Securities as may be provided pursuant to Section 301 of the Indentures, or (2) reduce the percent in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indentures or certain defaults thereunder and their consequences provided for in the Indentures, or reduce the requirements for quorum or voting.

GOVERNING LAW

         The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York. The Indentures are subject to the provisions of the Trust Indenture Act that are required to be a part thereof and shall, to the extent applicable, be governed by such provisions.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the Indentures.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Attributable Debt" means, as to any particular lease that is the subject of a sale and leaseback transaction which has a remaining term of more than 12 months, at any date as of which the amount thereof is to be determined, the principal amount of outstanding Capital Lease Obligation.

         "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors (or a committee of the Board of Directors empowered to exercise all of the powers of the Board of Directors) and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         "Capital Lease Obligation" means any obligation that, in accordance with generally accepted accounting principles, is required to be classified and accounted for as a capital lease, and the principal amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; provided, however, Capital Lease Obligation shall not include any operating lease of the Company or any of its Subsidiaries in existence prior to the Issue Date which has been or is recharacterized as a capital lease in accordance with generally accepted accounting principles after the Issue Date. The stated maturity of any Capital Lease Obligation shall be the last payment of rent or any other amount due under such lease.

         "Capital Stock" means any and all shares, interests, participations, rights or equivalents (however designated) of corporate stock of the Company or any Restricted Subsidiary.

         "Company Request" or "Company Order" means a written request or order signed in the name of the Company by its Chairman, its President, any Vice President, its Treasurer or an Assistant Treasurer, and delivered to the Trustee.

         "Consolidated Net Tangible Assets", as of any date of determination, means the total amount of assets, including, without limitation, franchise agreements, which would appear on the most currently available consolidated balance sheet of the Company determined in accordance with generally accepted accounting principles, after deducting therefrom, to the extent otherwise included, goodwill.

         "Credit Agreement" means the Credit Agreement dated as of December 16, 1993 among the Company, Chemical Bank, as agent, and the banks signatories thereto, as the same may be amended from time to time, be further supplemented or amended, or the terms thereof waived or modified, to the extent permitted by, and in accordance with, the terms thereof and any credit agreement entered into in replacement of or refinancing of the existing Credit Agreement.

         "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Fair Market Value" means the fair market value of the item in question as determined by the Board of Directors acting in good faith and in exercise of its fiduciary duties.

         "Franchise Contract" means any contract between the Company and its subsidiaries and a third party for the franchise of a Days Inn, Ramada, Howard Johnson, Super 8, Park Inn International or Villager Lodge.

         "Franchise Fee Revenues" means the total amount of revenues derived from franchise fees as set forth on the most recent year-end income statement of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

         "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence (including, without limitation, the National Indian Gaming Commission or any other tribal authority), or any officer or official thereof with authority to regulate any gaming operation (or proposed gaming operation) owned, managed, or operated by the Company or any of its Subsidiaries.

         "Gaming License" means all licenses and other regulatory approvals necessary for the lawful operation of any gaming and related business.

         "Holder" means a Person in whose name a Debt Security is registered in the Security Register.

         "Interest Payment Date" means the Stated Maturity of an installment of interest on the Debt Securities.

         "Issue Date" means the date of first issuance of the Debt Securities under either Indenture.

         "Lien" means any pledge, mortgage, lien, charge, encumbrance or security interest except that a Lien shall not mean any license or right to use intellectual property of the Company or a Subsidiary granted by the Company or a Subsidiary.

         "Maturity", when used with respect to any Debt Securities, means the date on which the principal of such Debt Security or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

         "Officers' Certificate" means a certificate signed by the Chairman, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

         "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, including an employee of the Company, and who shall be acceptable to the Trustee.

         "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to
Section 502 of the Indentures.

         "Outstanding", when used with respect to Debt Securities, means, as of the date of determination, all Debt Securities theretofore authenticated and delivered under the Indentures, except:

                  (i) Debt Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

                  (ii) Debt Securities, or portions thereof, for whose payment, money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Debt Securities;

                  (iii) Debt Securities, except to the extent provided in the "Defeasance or Covenant Defeasance of the Indentures" section, with respect to which the Company has effected defeasance and/or covenant defeasance as provided in the Indenture; and

                  (iv) Mutilated, destroyed, lost or stolen Debt Securities which have become or are about to become due and payable which have been paid pursuant to Section 306 of the Indentures or in exchange for or in lieu of which other Debt Securities have been authenticated and delivered pursuant to the Indenture, other than any such Debt Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debt Securities are held by a bona fide purchaser in whose hands the Debt Securities are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, and for the purpose of making the calculations required by TIA Section 313, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt Securities which the Trustee knows to be so owned shall be so disregarded. Debt Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Debt Securities and that the pledgee is not the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor.

         "Paying Agent" means any Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal of (and premium, if any, on) or interest on any Debt Securities on behalf of the Company.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Principal Franchise Assets" means (i) any intellectual property rights that are associated with Days Inn, Ramada, Howard Johnson and Super 8, but excluding Villager Lodge and Park Inn International, including, without limitation, service marks, trademarks, trade names and licenses to use the same but excluding service marks and trademarks which do not incorporate Days Inn, Ramada, Howard Johnson or Super 8 Motel names or marks, and (ii) Franchise Contracts from which the Company derived during the preceding 12 full calendar months an aggregate revenue on the date as of which the determination of such revenue is being made and determined in accordance with generally accepted accounting principles in excess of 10% of Franchise Fee Revenues.

         "Principal Property" means any reservation centers, leaseholds, telecommunications contracts, computerized systems contracts, intellectual property rights, or franchise contracts, owned by the Company or any Restricted Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 5% of Total Assets, other than any such property which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

         "Pro Forma Consolidated Net Tangible Assets" means, in connection with the acquisition of a Restricted Subsidiary, Consolidated Net Tangible Assets after giving effect to such acquisition on a pro forma basis.

         "Responsible Officer", when used with respect to the Trustee, means the chairman or any vice-chairman of the board of directors, the chairman or any vice-chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

         "Restricted Subsidiary" means any Subsidiary (other than Park Inn International and Villager Lodge) of which, at the time of determination, all of the outstanding capital stock (other than directors' qualifying shares) is owned by the Company directly and/or indirectly and which, at the time of determination, is primarily engaged in the franchising, developing, financing, and providing marketing services for hotel systems and casino gaming facilities. In the event that there shall at any time be a question as to whether a Subsidiary is primarily engaged in franchising, developing, financing, and providing marketing services for hotel systems and casino gaming facilities, or a combination thereof, such matter shall be determined for all purposes of the Indentures by a Board Resolution.

         "Security Register" and "Security Registrar" have the respective meanings specified in Section 305 of the Indenture.

         "Stated Maturity", when used with respect to any Debt Security or any installment of principal thereof or interest thereon, means the date specified in such Debt Security as the fixed date on which the principal of such Debt Security or such installment of principal or interest is due and payable.

         "Subsidiary" means any corporation of which at the time of determination the Company, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the Voting Stock.

         "Total Assets" means the total amount of assets (less applicable reserves and other properly deductible items), as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

         "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939 as in force at the date as of which the Indentures were executed, except that any supplemental indenture executed pursuant to the Indentures shall conform to the requirements of the Trust Indenture Act as in effect on the date of execution thereof.

         "Trustee" means Bank of Nova Scotia until a successor Trustee shall have become such pursuant to the applicable provisions of the Indentures, and thereafter "Trustee" shall mean such successor Trustee.

         "Vice President", when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title "vice president".

         "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock. As of August 26, 1996, 123,445,314 shares of Common Stock were issued and outstanding and held of record by 411 stockholders. There are no shares of Preferred Stock outstanding on the date hereof.

         The Company's Amended and Restated Certificate of Incorporation and By-laws provide that directors shall be removed from office only for cause at any time by the affirmative vote of the holders of a majority of the shares entitled to vote for the election of directors at any annual or special meeting of stockholders for that purpose.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote. There are no cumulative voting rights and holders of Common Stock have no preemptive rights. All issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. Upon dissolution, holders of Common Stock are entitled to share pro rata in the assets of the Company remaining after payment in full of all its liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.

PREFERRED STOCK

         The Board of Directors, without further action by the stockholders, is authorized to issue Preferred Stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any new series of Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         Generally, Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits a publicly held Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (A) by persons who are both directors and officers and (B) certain employee stock plans, or (iii) at or after such time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock.

LIMITATIONS ON CHANGE OF CONTROL

         The Company is a party to certain employment agreements, an earnout agreement, the Credit Agreement and certain indentures, each of which contain provisions with respect to a change in control of the Company. In addition, certain provisions of the Company's Amended Restated Certificate of Incorporation may inhibit changes in control of the Company. See "Description of Capital Stock--Disqualified Stockholders" and "Risk Factors--Certain Anti-takeover Effects; Divestiture and Loss of Voting Rights."

DISQUALIFIED STOCKHOLDERS

         The Company's Amended and Restated Certificate of Incorporation provides that no holder of capital stock of the Company who: (1) beneficially owns five percent or more of the outstanding capital stock of the Company and who has not fully cooperated with the Company and/or any Gaming Authority with respect to providing all requested information (including financial statements) relating to such holder, responding to all inquiries and questions raised by the Company and/or any Gaming Authority, consenting to relevant background investigations or complying with any other requests of the Company and/or any Gaming Authority in connection with any Gaming License; (2) is required by any Gaming Authority to be qualified with respect to any Gaming License and who has neither been qualified by nor obtained a waiver of qualification from each Gaming Authority requiring qualification with respect to any Gaming License in a timely manner; or (3) has been found to be disqualified or unsuitable with respect to any Gaming License, which finding has not been reversed, vacated or superseded (each, a "Disqualified Stockholder"), shall be entitled to vote, directly or indirectly, any shares of capital stock of the Company beneficially owned by such holder on any matter, and no shares of capital stock of the Company beneficially owned by a Disqualified Stockholder shall be considered as outstanding stock entitled to vote for any purpose.

         A Disqualified Stockholder shall, upon the request of the Company, dispose of such holder's publicly-traded capital stock of the Company within 10 days after receipt of such request. Alternatively, the Company may, at its option, redeem such Disqualified Stockholder's capital stock of the Company as provided in the Company's Amended and Restated Certificate of Incorporation at the Redemption Price.

         Holders of capital stock of the Company shall be required to pay any costs and investigative fees incurred in connection with any background investigation by, or qualification or suitability application with, any Gaming Authority. Upon becoming a Disqualified Stockholder, such holder shall have no further right to exercise, directly or through any trustee or nominee, any right conferred by its capital stock of the Company and no further right to receive any distribution with respect to any such capital stock of the Company.

         As used herein, the term "Gaming Authorities" includes all federal, state, local or foreign government authorities and the National Indian Gaming Commission or other tribal authorities which issue or grant any license or approval necessary or appropriate for the lawful operation of gaming and related businesses now or hereafter engaged in by the Company or its subsidiaries; the term "Gaming License" means all licenses and other regulatory approvals necessary for the lawful operation of gaming and related businesses now or hereafter engaged in by the Company or any subsidiary within or without the United States from the Gaming Authorities empowered to issue or grant Gaming Licenses; and the term "Redemption Price" for a share of capital stock of the Company means the average closing sale price during the 20-day period immediately preceding the date of the notice of redemption of a share of such capital stock on the composite tape for New York Stock Exchange Listed Stocks, or if such stock is not quoted on the composite tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or if such stock is not listed on any such exchange, the average last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market with respect to a share of such capital stock during the 20-day period preceding the date of the notice of redemption as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date of the call for redemption of a share of such stock as determined by the Board of Directors of the Company.

TRANSFER AGENT

         Mellon Securities Trust Company is the Registrar Agent for the Company's Common Stock.

                              PLAN OF DISTRIBUTION

         The Company may sell the Debt Securities being offered hereby in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and/or (iv) through dealers.

         Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of Securities, will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less).

         If an underwriter or underwriters are utilized in the offer or sale of Securities, the Company will execute an underwriting agreement with such underwriters at the time of sale of such Securities to such underwriters and the names of such underwriters and the principal terms of the Company's agreement with such underwriters will be set forth in the Prospectus Supplement.

         If a dealer is utilized in the offer or sale of Securities, the Company will sell such Securities to such dealer, as principal. Such dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of such dealer and the principal terms of the Company's agreement with such dealer will be set forth in the Prospectus Supplement.

         Agents, underwriters, and dealers may be entitled under agreements with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may also be customers of, engage in transactions with, or perform services for the Company in the ordinary course of their business.

         The place and time of delivery for Securities will be set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINION

         The validity of the Securities offered hereby will be passed on for the Company by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022.

                                    EXPERTS


         The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the HFS Incorporated Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The balance sheet of Century 21 Real Estate of the Mid-Atlantic States, Inc. as of December 31, 1995 and the related statements of income, changes in stockholder's equity and cash flows for the year then ended, which appear in the Form 8-K dated April 5, 1996 of HFS Incorporated, are incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated balance sheets of Century 21 Real Estate Corporation (a wholly-owned subsidiary of MetLife) and its subsidiaries as of December 31, 1994, 1993 and 1992 and the related consolidated statements of income, stockholder's equity and cash flows for the years then ended, which appear in the Form 8-K dated August 8, 1995 of HFS Incorporated (formerly Hospitality Franchise Systems, Inc.), are incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Century 21 of Southwest, Inc. (an "S" corporation) as of and for the years ended March 31, 1995 and 1994, which appear in the Form 8-K dated February 16, 1996 of HFS Incorporated have been incorporated by reference herein in reliance upon the report dated May 15, 1995, of Toback CPAs, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Century 21 of Eastern Pennsylvania, Inc. (an "S" corporation) as of and for the years ended April 30, 1995 and 1994, which appear in the Form 8-K dated February 16, 1996 of HFS Incorporated have been incorporated by reference herein in reliance upon the report dated June 22, 1995, of Woolard, Krajnik, & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Century 21 Real Estate of the Mid-Atlantic States, Inc. as of and for the years ended December 31, 1994 and 1993, which appear in the Form 8-K dated February 16, 1996 of HFS Incorporated have been incorporated by reference herein in reliance upon the report dated May 11, 1995, of Beers & Cutler PLLC, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing.

         The consolidated financial statements of Century 21 Region V, Inc. as of and for the year ended July 31, 1995, which appear in the Form 8-K dated February 16, 1996 of HFS Incorporated have been incorporated by reference herein in reliance upon the report dated January 12, 1995, of White, Nelson & Co. LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing.

         The consolidated financial statements of Electronic Realty Associates, Inc. for the years ended December 31, 1994 and 1993, included in the HFS Incorporated Current Report on Form 8-K dated February 16, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Electronic Realty Associates, L.P. for the years ended December 31, 1995 and 1994, included in the HFS Incorporated Current Report on Form 8-K dated April 5, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated balance sheets of Coldwell Banker Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the two years in the period ended December 31, 1995, included in the HFS Incorporated Current Report on Form 8-K dated May 8, 1996, audited by Coopers & Lybrand LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1993 and the consolidated statements of operations and cash flows for the nine months ended September 30, 1993 of Coldwell Banker Corporation and subsidiaries (formerly Coldwell Banker Residential Holding Company and subsidiaries) have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


        The consolidated financial statements of Avis, Inc. as of February 29, 1996 and February 28, 1995 and for each of the three years in the period ended February 29, 1996, included in the HFS Incorporated Current Report on Form 8-K dated August 29, 1996, have been so incorporated herein in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               Securities and Exchange Commission
                 Registration Fee..........................     $ 344,828
               Trustee's Expenses .........................         5,000
               Accounting Fees and Expenses................        75,000
               Legal Fees and Expenses.....................       100,000
               Blue Sky Fees and Expenses..................        25,000
               Miscellaneous     ..........................        10,000
                                                                  -------

                 Total Expenses............................     $ 559,828

         The Company will pay all fees and expenses associated with filing the Registration Statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended ("GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

         Reference is also made to Section 102(b)(7) of the GCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

         Articles Ninth and Tenth of the Company's Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the GCL, and provides that the Company shall indemnify its directors and officers to the full extent permitted by Section 145 of the GCL.

         The Company maintains at its expense, a policy of insurance which insures its Directors and Officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit No.   Description
- -----------   -----------
1.1           Form of Underwriting Agreement (Standard Provisions) for Debt
              Securities.

1.2           Form of Underwriting Agreement (Standard Provisions) for Common
              Stock.

4.1 Form of Certificate for the Company's Common Stock, par value $.01 per share (incorporated by reference to the Company's Registration Statement on Form S-1, Registration No. 33-51422,
              Exhibit 4.1).

4.2 Form of Senior Indenture to be entered into by the Company and The Bank of Nova Scotia Trust Company of New York, as Trustee.

4.3 Form of Subordinated Indenture to be entered into by the Company and The Bank of Nova Scotia Trust Company of New York, as Trustee.

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom regarding the legality of the Securities being registered hereby.

12.1          Statement re: Computation of Consolidated Ratio of Earnings to
              Fixed Charges.

23.1 Consent of Deloitte & Touche LLP relating to the financial statements of HFS Incorporated.

23.2 Consent of Deloitte & Touche LLP relating to the financial statements of Century 21 Real Estate Corporation.

23.3 Consent of Deloitte & Touche LLP relating to the financial statements of Century 21 Real Estate of Mid-Atlantic States, Inc.

23.4 Consent of Toback CPAs, P.C. relating to the financial statements of Century 21 of Southwest, Inc.

23.5 Consent of Woolard, Krajnik & Company relating to the financial statements of Century 21 of Eastern Pennsylvania, Inc.

23.6 Consent of Beers & Cutler PLLC relating to the financial statements of Century 21 Real Estate of the Mid-Atlantic States, Inc.

23.7 Consent of White, Nelson & Co. LLP relating to the financial statements of Century 21 Region V, Inc.

23.8 Consent of Ernst & Young LLP relating to the financial statements of Electronic Realty Associates, Inc. and Electronic Realty Associates, L.P.

23.9 Consent of Coopers & Lybrand L.L.P. relating to the financial statements of Coldwell Banker Corporation.

23.10 Consent of Deloitte & Touche LLP relating to the financial statements of Coldwell Banker Corporation.

23.11 Consent of Price Waterhouse LLP relating to the financial statements of Avis, Inc.

23.12         Consent of Skadden, Arps, Slate, Meagher & Flom (included in
              Exhibit 5.1).

24.1 Power of attorney (included in the signature page to the Registration Statement).

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of Nova Scotia Trust Company of New York, as Trustee for the Debt Securities.

ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PARSIPPANY, STATE OF NEW JERSEY, ON AUGUST 29, 1996.

                                       HFS INCORPORATED



                                       By:  /s/ James E. Buckman
                                          -----------------------------------
                                            James E. Buckman
                                            Executive Vice President,
                                            General Counsel and Director


                               POWER OF ATTORNEY


         KNOW ALL THOSE BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS EACH OF HENRY R. SILVERMAN, STEPHEN P. HOLMES AND JAMES E. BUCKMAN, OR ANY OF THEM, EACH ACTING ALONE, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR SUCH PERSON AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, IN CONNECTION WITH THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, INCLUDING, WITHOUT LIMITATION THE GENERALITY OF THE FOREGOING, TO SIGN THE REGISTRATION STATEMENT IN THE NAME AND ON BEHALF OF THE REGISTRANT OR ON BEHALF OF THE UNDERSIGNED AS A DIRECTOR OR OFFICER OF THE REGISTRANT, AND ANY AND ALL AMENDMENTS OR SUPPLEMENTS TO THE REGISTRATION STATEMENT, INCLUDING ANY AND ALL STICKERS AND POST-EFFECTIVE AMENDMENTS TO THE REGISTRATION STATEMENT, AND TO SIGN ANY AND ALL ADDITIONAL REGISTRATION STATEMENTS RELATING TO THE SAME OFFERING OF SECURITIES AS THE REGISTRATION STATEMENT THAT ARE FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY APPLICABLE SECURITIES EXCHANGE OR SECURITIES SELF-REGULATORY BODY, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR THEIR SUBSTITUTES OR SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature                    Title                                    Date
- ---------                    -----                                    ----

/s/ Henry R. Silverman       Chairman of the Board, Chief       August 29, 1996
- ------------------------     Executive Officer and Director
(Henry R. Silverman)         (Principal Executive Officer)

/s/ John D. Snodgrass        President, Chief Operating         August 29, 1996
- ------------------------     Officer and Director
(John D. Snodgrass)

/s/ Stephen P. Holmes        Executive Vice President, Chief    August 29, 1996
- ------------------------     Financial Officer, Treasurer and
(Stephen P. Holmes)          Director (Principal Financial
                             Officer and Principal Accounting
                             Officer)

/s/ James E. Buckman         Executive Vice President, General  August 29, 1996
- ------------------------     Counsel and Director
(James E. Buckman)

/s/ Robert F. Smith          Director                           August 29, 1996
- ------------------------
(Robert F. Smith)

/s/ Leonard Schutzman        Director                           August 29, 1996
- -------------------------
(Leonard Schutzman)

/s/ Martin L. Edelman        Director                           August 29, 1996
- -------------------------
(Martin L. Edelman)

                             Director                           August 29, 1996
- -------------------------
(Robert W. Pittman)

/s/ Roger J. Stone, Jr.      Director                           August 29, 1996
- -------------------------
(Roger J. Stone, Jr.)

/s/ Robert E. Nederlander    Director                           August 29, 1996
- -------------------------
(Robert E. Nederlander)

                                 EXHIBIT INDEX



Exhibit No.   Description                                             Page No.
- -----------   -----------                                             --------

1.1 Form of Underwriting Agreement (Standard Provisions) for Debt Securities.

1.2 Form of Underwriting Agreement (Standard Provisions) for Common Stock.

4.1 Form of Certificate for the Company's Common Stock, par value $.01 per share (incorporated by reference to the Company's Registration Statement on Form S-1,
              Registration No. 33-51422, Exhibit 4.1).

4.2 Form of Senior Indenture to be entered into by the Company and The Bank of Nova Scotia Trust Company of New York, as Trustee.

4.3 Form of Subordinated Indenture to be entered into by the Company and The Bank of Nova Scotia Trust
              Company of New York, as Trustee.

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom regarding the legality of the Securities being registered hereby.

12.1          Statement re: Computation of Consolidated Ratio of
              Earnings to Fixed Charges.

23.1 Consent of Deloitte & Touche LLP relating to the financial statements of HFS Incorporated.

23.2 Consent of Deloitte & Touche LLP relating to the financial statements of Century 21 Real Estate
              Corporation.

23.3 Consent of Deloitte & Touche LLP relating to the financial statements of Century 21 Real Estate of Mid-Atlantic States, Inc.

23.4 Consent of Toback CPAs, P.C. relating to the financial statements of Century 21 of Southwest, Inc.

23.5 Consent of Woolard, Krajnik & Company relating to the financial statements of Century 21 of Eastern
              Pennsylvania, Inc.

23.6 Consent of Beers & Cutler PLLC relating to the financial statements of Century 21 Real Estate of the Mid-Atlantic States, Inc.

23.7 Consent of White, Nelson & Co. LLP relating to the financial statements of Century 21 Region V, Inc.

23.8 Consent of Ernst & Young LLP relating to the financial statements of Electronic Realty Associates, Inc. and Electronic Realty Associates, L.P.

23.9 Consent of Cooper & Lybrand LLP relating to the financial statements of Coldwell Banker Corporation.

23.10 Consent of Deloitte & Touche LLP relating to the financial statements of Coldwell Banker Corporation.

23.11 Consent of Price Waterhouse LLP relating to the financial statements of Avis, Inc.

23.12         Consent of Skadden, Arps, Slate, Meagher & Flom
              (included in Exhibit 5.1).

24.1 Power of attorney (included in the signature page to the Registration Statement).

25.1          Form T-1 Statement of Eligibility under the Trust
              Indenture Act of 1939 of The Bank of Nova Scotia Trust Company of New York, as Trustee for the Debt Securities.



                                 II-8